SALES AFFILIATE AGREEMENT

ADAIAH DISTRIBUTION, INC

Name of Contractor (Individual or Business) : Nuaym Bitar ("Contractor")
Address: 4173 Par Drive ,San Luis Obispo, CA 9340

THIS AGREEMENT is between ADAIAH DISTRIBUTION, INC, a limited liability company organized under the laws of NV ("Company"), and the Contractor identified above and is made with respect to the following agreed facts:

A. Company is engaged in the business of manufacturing, marketing and selling a line of pillows . Company intends to sell the products to distributors for home use.

B. Contractor desires to place an advertisement on their Web site (http://___________________________________) or to sale directly to customers products and to receive a commission for products sold by Company from visitors linked to Company's Web site. The understanding and agreement of the parties is as set forth below.

FOR CONSIDERATION, the receipt and sufficiency of which is hereby acknowledge, Company and Contractor agree as follows:

1. Web Site Advertisement Placement. Contractor is authorized to place Company's advertisement on their Web site. Contractor shall make no representations, warranties, statements or agreements which are untrue or inconsistent with the terms of this Agreement or information contained on the Company's Web site.

2. Payment of Sales Commission. Company shall pay to Contractor a sales commission (a "Regular Commission") equal to 10% of the retail sales price paid by customer for the products ordered ("Product Sales"). The retail sales price shall exclude: taxes, shipping and handling and any other special charges paid by customer. Company may aggregate all sales commissions owed to Contractor for sales made and collected in the most recent billing period. Commission payments shall be made to Contractor after Money Back Guarantee expires. These payments shall be made on a monthly basis.

3. Independent Contractor Status. Company has no input or control over the amount of time spent by Contractor in selling products, and the relationship between the parties shall be that of independent contractor and not as an employer/employee, principal/agent or any other similar relationship. When paying Contractor under this Agreement, Company shall withhold no taxes or other deductions except with the specific written agreement of the parties. Company shall report all payments made to Contractor under this Agreement to appropriate taxing authorities.

4. Other Applicable Rules. From time to time Company may develop and implement rules or modifications to the means which the Company follows in selling sleep system products. After receipt of notice of such rules, Contractor agrees that any such rules which might be developed or implemented by the Company from time to time shall apply to Contractor's rights

and obligations under this Agreement. In addition, Company may, upon 10 days prior written notice to Contractor, terminate this Agreement. From and after the effective date of any such termination, Contractor shall not be authorized to advertise products and shall earn no further sales commission. However, Company shall compensate Contractor, in due course, for all amounts owed for sales made and collected through the date of termination.

5. Product Arrangements. The only warranties, guarantees or representations effecting any of the products described on the Company website are those set forth on the website, including the "money back" guarantee. Under that program, any consumer who purchases a product may return it for a full refund (excluding shipping and handling charges), by returning the product to the Company within 10 days after receipt by the customer of the product. The product must be delivered to the Company at the expense of customer. Upon any such return by a customer, the Company shall assure the prompt refund directly to the customer of customer's purchase price. The Company may, at its sole election, offset commissions paid on returned product sales from future commissions otherwise payable to Contractor.

This Agreement is effective the 20 day of October, 2013.

Approved:

ADAIAH DISTRIBUTION, INC.

By:______________________________

Nikolay Titov, president

Accepted:

Nuaym Bitar

____

Name of Contractor